UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2015

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

13736 Riverport Dr. Maryland Heights, Missouri (Address of principal executive offices)	63043 (Zip Code)

(314 770-7300 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Equity Purchase

On June 26, 2015 (the “Effective Date”), our wholly owned subsidiary, TerraForm Private Holdings, LLC (“Holdings”), acquired certain equity interests in TerraForm Private, LLC (the “Company”), with the remaining equity interests in TerraForm Private acquired by Macquarie Sierra Investment Holdings Inc. and John Hancock Life Insurance Company (U.S.A.) (together with certain of its affiliates) (collectively, the “Investors”) pursuant to that certain Purchase Agreement, dated as of the Effective Date (the “Agreement"), by and among Holdings, the Investors and the Company. Holdings purchased an aggregate of $20,000,000 in preferred units (the “PREPP Units”) of the Company, the Investors collectively purchased an aggregate of 150,000,000 PREPP Units, and Holdings separately purchased an aggregate of $75,000,000 in common units of the Company (collectively, the “Equity Purchase”).

A portion of the net proceeds from the Equity Purchase, together with the net proceeds from the Credit Facility (as defined below), were used to fund the acquisition by TerraForm AP Acquisitions Holdings, LLC (“Acquisition Co”), a wholly-owned subsidiary of the Company, of all outstanding membership interests in five operating wind power assets (the “Atlantic Power Assets”) held by Atlantic Power Transmission, Inc. (the “Acquisition”) and the remaining net proceeds will be used to retire related project debt following the closing of the Acquisition. Acquisition Co was formerly a subsidiary of TerraForm Power, Inc. (“TERP”) and its membership interests were assigned to the Company in connection with the Acquisition. The Company was formed for the primary purpose of owning, maintaining, financing and operating the Atlantic Power Assets.

Concurrently with the Equity Purchase, Holdings and the Investors entered into an amended and restated limited liability company agreement of the Company to set forth, among other things, the appointment of Holdings as the “managing member” of the Company and the respective obligations of the members of the Company. Holders of the PREPP Units will have preference over other equity securities of the Company, including the common units issued to Holdings, in respect of distributions and upon certain liquidation events. The PREPP Units will also be entitled to a cash dividend of 4.50% per annum and a pay-in-kind dividend of 5.00% per annum, in each case, on a cumulative basis and payable quarterly in arrears.
In connection with the Equity Purchase, the Company also granted certain rights to TERP (and its designated controlled affiliates) to purchase interests in the assets held by the Company pursuant to a separate agreement among the Company, Holdings and the Investors. Any such purchases are subject to certain conditions and limitations, including the consent of holders of a requisite percentage of the PREPP Units.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, which will be filed by SunEdison in accordance with SEC rules.

Item 8.01 Other Events.

Credit Facility

Concurrently with the Equity Purchase, Acquisition Co entered into a credit agreement with the Company, as guarantor, the lenders identified therein, Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the joint lead arrangers,  joint bookrunners and other persons identified therein and party thereto from time to time (“Credit Facility”). The Credit Facility provides for a senior secured term loan credit facility in an aggregate principal amount of $280 million. The Credit Facility matures on June 26, 2022. As described above, the net proceeds of the Credit Facility were used, together with the proceeds from the Equity Purchase, to fund the Acquisition (including the retirement of related project debt following the closing of the Acquisition). Interest under the Credit Facility accrues at a rate, at the option of the Company, of LIBOR plus 3.5% or base rate plus 2.5%.  The Credit Facility contains representations, covenants and events of default typical for credit arrangements of comparable size.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	June 29, 2015	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Senior Vice President, General Counsel and Corporate Secretary